UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2015
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828

(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant’s telephone number,
including area code)

Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors or Certain Officers.

Arlen O. Glenewinkel, the Vice President and Controller of Tesoro Corporation (the “Company”), will cease to serve as the Company’s principal accounting officer effective March 2, 2015.

(c) Appointment of Certain Officers.

On March 2, 2015, the Board of Directors of the Company appointed Tracy D. Jackson, age 45, as Vice President and Controller effective immediately. Ms. Jackson will assume the role of principal accounting officer. She is concurrently being appointed as Vice President and Controller of Tesoro Logistics GP, LLC (“TLGP”), the general partner of Tesoro Logistics LP ("TLLP") of which the Company directly and indirectly owns approximately 36.5%, and of QEP Midstream Partners GP, LLC, the general partner of QEP Midstream Partners, LP of which the Company indirectly owns approximately 57.8% through its interest in TLLP.

Ms. Jackson has served as Vice President, Analytics and Financial Planning of Tesoro Companies Inc. (“TCI”), a subsidiary of the Company, since September 2013. From February 2011 to September 2013, Ms. Jackson served as Vice President and Treasurer of the Company. Additionally Ms. Jackson served as Vice President and Treasurer of TLGP from April 2012 until September 2013. Ms. Jackson also served as Treasurer of TCI beginning November 2010 through September 2013. From May 2007 until November 2010, Ms. Jackson served as Vice President of Internal Audit of TCI.

In connection with her new position, Ms. Jackson will receive an initial base salary of $308,000 and will be eligible to participate in the Company’s annual incentive compensation program (the “Program”) with a target bonus opportunity equal to 50% of her base salary. Her actual bonus will be based on actual performance relative to corporate and business unit goals established under the Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2015

TESORO CORPORATION
By:	/s/ STEVEN M. STERIN
Steven M. Sterin
Executive Vice President and Chief Financial Officer

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